Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT
(KEFLEX)

     This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 30, 2004 (the “Effective Date”), by and between Advancis Pharmaceutical Corporation (“Advancis”), a corporation organized and existing under the laws of the State of Delaware with offices located at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876, and Eli Lilly and Company (“Lilly”), a corporation organized and existing under the laws of the State of Indiana with offices located at Lilly Corporate Center, Indianapolis, Indiana 46285. Advancis and Lilly are sometimes referred to herein individually as a “Party” and collectively as “Parties.” Unless otherwise stated herein, reference to a "Party” shall include that Party and its Affiliates.

RECITALS

     WHEREAS, subject to the terms and conditions set forth in this Agreement, Lilly and Advancis desire to enter into an agreement pursuant to which: (i) Lilly will sell or license to Advancis certain new drug applications, copyrights, trade dress, technology and trademarks owned by Lilly for use in the sale of Product in the Territory and (ii) Advancis will make certain payments to Lilly and assume certain liabilities associated with the rights transferred herein, all in accordance with the terms and conditions set forth in this Agreement; and

     WHEREAS, Lilly and Advancis desire to enter into a separate manufacturing agreement (the “Manufacturing Agreement”) and a separate transition services agreement (the “Transition Services Agreement”), both of even date herewith, whereby Lilly will manufacture certain presentations of Products and perform certain services for and on behalf of Advancis for a limited period of time in order to facilitate the transactions contemplated herein, including transfer of manufacturing responsibilities to a third party of Advancis’ choosing.

     NOW, THEREFORE, in consideration of the foregoing, the covenants and promises contained in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Lilly and Advancis agree as follows:

ARTICLE 1
DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings set forth below:

1.1	“Action or Proceeding” means any action, suit, proceeding, investigation, arbitration, inquiry, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

1.2	“Activities” means the manufacturing, packaging, marketing, distribution, promoting, co-marketing, co-promoting and selling of the Product as conducted by Lilly in the Territory on or before the Effective Date.

1.3	[***]

1.4	“Advancis Disclosure Schedules” has the meaning set forth in the introduction to Article 6.

1.5	“Advancis New Product” means (i) any Cephalexin Product that [***], (ii) any Cephalexin Product [***] or (iii) any pharmaceutical product [***]; provided that [***], and the [***] obligation to pay royalties on Advancis New Product under Section 2.2 shall arise upon the [***] of an Advancis New Product [***]. For purposes of this definition and Section 2.2, [***].

1.6	“Affiliates” means, with respect to a Party, any Persons directly or indirectly controlling, controlled by, or under common control with, such Party. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by contract or otherwise.

1.7	“Applicable Laws” means all applicable laws, ordinances, rules, regulations, writs, judgments, decrees, injunctions (whether preliminary or final), orders and other requirements of any kind whatsoever of any Governmental or Regulatory Authority, including all laws, ordinances, rules and regulations promulgated by the FDA.

1.8	“Assigned Copyrights” means all of Lilly’s copyright rights in the Territory in and to (i) all materials comprising the NDAs in any media (including information regarding any in-process label changes) (the “NDA Materials”); (ii) all materials comprising the Books and Records; and (iii) any and all package inserts, advertising, promotional and informational materials and sales or other manuals which are or were used by Lilly or its Affiliates in connection with the Activities on or prior to the Effective Date within the Territory (the “Marketing Materials”) (excluding any copyright rights in Lilly-owned trademarks, logos or designs or trademarks, logos or designs licensed by Lilly other than those trademarks, logos or designs expressly assigned or licensed to Advancis pursuant to the terms hereof).

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.9	“Assigned Intellectual Property” means (i) the Assigned Copyrights, (ii) the Assigned Trade Dress, (iii) the Assigned Trademarks, and (iv) the Assigned Patents.

1.10	“Assigned Trade Dress” means any common law trade dress rights, in the Territory, in the appearance, look, shape, size or color of the Products as of the Effective Date, other than the Licensed Trademark and Trade Dress, as such trade dress rights relate to the Products in the Territory, and the goodwill associated therewith.

1.11	“Assigned Trademarks” means the trademarks listed in Schedule 1.11 attached hereto along with the registrations therefor and the goodwill associated therewith. For avoidance of doubt, the Assigned Trademarks do not include the Assigned Trade Dress or Licensed Trademarks and Trade Dress.

1.12	“Assigned Patents” means those Patents listed on Schedule 1.12.

1.13	“Assumed Liabilities” has the meaning set forth in Article 11.

1.14	“Books and Records” means those items listed on Schedule 1.14.

1.15	“Calendar Quarter” means the three-month period ending on March 31, June 30, September 30, or December 31. The initial Calendar Quarter will be deemed to begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31.

1.16	“Calendar Year” means the twelve (12) month period ending on December 31st. The initial Calendar Year will be deemed to begin on the Effective Date and end on December 31, 2004.

1.17	“Cephalexin” means – all of the following and any synonyms thereof: 5-Thia-1-azabicyclo[4.2.0]oct-2-ene-2-carboxylic acid, 7-[[(2R)-aminophenylacetyl]amino]-3-methyl-8-oxo-, (6R,7R)- (9CI); 5-Thia-1-azabicyclo[4.2.0]oct-2-ene-2-carboxylic acid, 7-(2-amino-2-phenylacetamido)-3-methyl-8-oxo-, D- (8CI); 5-Thia-1-azabicyclo[4.2.0]oct-2-ene-2-carboxylic acid, 7-[(aminophenylacetyl)amino]-3-methyl-8-oxo-, [6R-[6a,7b(R*)]]-; 7-(a-Amino-D-phenylacetamido)-3-deacetoxycephalosporanic acid; 7-[D-(-)-a-Aminophenylacetamido]-3-methyl-3-cephem-4-carboxylic acid; Registry number 15686-71-2 as defined in the Chemical Registry and 5-Thia-1-azabicyclo[4.2.0]oct-2-ene-2 carboxylic acid, 7-[(aminophenylacetyl)amino]-3-methyl-8-oxo-, monohydrate [6R-[6a, 7b(R*)]]-; ((6R, 7R)-7-[®-2-Amino-2-phenylacetamido]-3-methyl-8-oxo-5-thia-1-azabicyclo[4. 2.0]-oct-2-ene-2-carboxylic acid monohydrate; 7-(D-a-Amino-a-phenylacetamido)-3-methyl-3-cephem-4-carboxylic acid monohydrate. CAS-23325-78-2 as defined on page 177 of the 2004 USP Dictionary of USAN and International Drug Names.

1.18	“Cephalexin Product” means any pharmaceutical product that contains Cephalexin or any analog or derivative or polymorph of Cephalexin as an active ingredient, and/or a salt, base, or solvate thereof, [***].

1.19	“Certain Existing Obligations” means the contractual obligations listed on Schedule 5.12.

1.20	“Certain Lilly Affiliates” shall mean only those Affiliates of Lilly who own or control as of the Effective Date any of the Purchased Assets or the Licensed Patents, Licensed Technology and/or Licensed Trademark and Trade Dress.

1.21	“Closing” has the meaning set forth in Section 3.2.

1.22	“Confidential Information” means information received (whether disclosed in writing, machine readable form, orally or by observation) by one Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) that the Receiving Party has a reasonable basis to believe is confidential to the Disclosing Party or is treated by the Disclosing Party as confidential, unless such information:

     (a) was known to the Receiving Party or its Affiliates prior to receipt from the Disclosing Party, as documented in written records or publications, that lawfully are in the possession of the Receiving Party or its Affiliates;

     (b) was lawfully available to the trade or to the public prior to receipt from the Disclosing Party;

     (c) becomes lawfully available to the trade or to the public after receipt from the Disclosing Party through no act on the part of the Receiving Party or its Affiliates;

     (d) is obtained by the Receiving Party or its Affiliates from any Third Person without an obligation of confidentiality; or

     (e) is independently developed by an employee, contractor or agent of the Receiving Party or its Affiliates, subsequent to and without access or reference to the information received from the Disclosing Party, as demonstrated by contemporaneous written records.

Notwithstanding the foregoing, where a Disclosing Party discloses Confidential Information relating to an asset of such Disclosing Party to the Receiving Party, and the Receiving Party is or later becomes the owner of the asset, the Confidential Information then will be deemed to be Confidential Information of the Receiving Party, and the Disclosing Party may disclose and use such Confidential Information only in accordance with Article 9, below, provided, however, that where such Confidential Information was originally owned by Lilly prior to the Effective Date, Lilly may use such Confidential Information for, and

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

disclose such Confidential Information in connection with, the Permitted Uses, without the prior written consent of Advancis.

1.23	“Contracts” means any and all legally binding commitments, contracts, purchase orders, leases, or other agreements, whether written or oral.

1.24	“Damages” means any and all costs, losses, claims, demands for payment, Governmental or Regulatory Authority enforcement actions, liabilities, fines, penalties, expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto or its Affiliates (including interest which may be imposed in connection therewith).

1.25	“Discontinued Product” means any pharmaceutical product referenced in the Discontinued Product NDA.

1.26	“Discontinued Product NDA” means the United States New Drug Applications and Investigational New Drug Applications listed in Schedule 1.26 and all other submissions, supplements or amendments pertaining thereto.

1.27	“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

1.28	“Encumbrance” means any mortgage, pledge, license of intellectual property rights, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance, third-party right or retained right of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future. Requirements of Applicable Laws relating to regulation of pharmaceutical products shall not be deemed Encumbrances.

1.29	“Excluded Liabilities” means all Obligations of Lilly and its Affiliates other than Assumed Liabilities, including:

     (a) any Obligations arising out of any claims by the FDA, or any other Governmental or Regulatory Authority that Lilly has failed to fulfill Lilly’s regulatory obligations in connection with the NDAs prior to the Effective Date (except to the extent that such Damages arise out of any action or inaction on the part of Advancis);

     (b) any Obligations arising out of the development, manufacture, marketing or sale of the Products prior to the Effective Date;

     (c) any Obligations that Lilly expressly covenants and agrees to perform or Obligations as to which Lilly has expressly assumed liability pursuant to the provisions of this Agreement, the Manufacturing Agreement, the Transition Services Agreement, or in any other document delivered in connection herewith or therewith; and

     (d) any Obligations arising under the Preexisting Agreements and any Obligations arising from or relating to sale of Product by Lilly, its Affiliates or any Third Person under the authority of Lilly in the Territory on or before the Effective Date.

1.30	“FDA” means the United States Food and Drug Administration, and any successor agency or entity thereto that may be established hereafter.

1.31	[***]

1.32	“Governmental or Regulatory Authority” means any United States federal, state or local governmental or regulatory authority, agency, commission, court or instrumentality, including the FDA.

1.33	“Implementation Team” has the meaning set forth in Section 8.1.

1.34	“Indemnified Party” and “Indemnifying Party” has the meanings set forth in Section 12.3.

1.35	“Inventory” means the portion of Lilly’s finished goods inventory of Marketed Product (containing an expiration date of [***] or more) located in the Territory on the Effective Date that Advancis has agreed to purchase pursuant to the Manufacturing Agreement as set forth in Schedule 1.35.

1.36	“Know-How” means all of the following: specifications; tangible or intangible manufacturing, physical chemistry and formulation know-how; analytical testing methods and validations; technical knowledge; tangible or intangible trade secrets; confidential and/or proprietary information; analytical methodology; processes; methods; data and results; chemical samples or substances; and all other know-how, whether or not patentable.

1.37	“Licensed Patents” means U.S. patents, patent applications, and statutory invention registrations (which, for the purpose of this Agreement, will be deemed to include provisional applications and invention disclosures), owned by or licensed to Lilly as of the Effective Date and reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions disclosed therein, all rights provided by international treaties and conventions, and all rights to obtain and file for patents and registrations thereto including, but not limited to those patents listed on Schedule 1.37 in each case only as to claims under which a license is required to research, develop, make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, export, promote and co-promote Cephalexin Products and in the case of Cephalexin Products other than those that include Cephalexin, only to the extent that Lilly has a right as of the Effective Date to grant a license thereunder, and only for use as an antibiotic or anti-infective.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.38	“Licensed Technology” means all Know-How developed, created, made, used or acquired on or before the Effective Date by Lilly or its Affiliates, to the extent it pertains to the development, promotion, marketing, sale, use or importation of Products in the Territory as of the Effective Date and/or to the manufacture of Products as of the Effective Date.

1.39	“Licensed Trademark and Trade Dress” means (i) the United States Pulvules® Trademark, and (ii) the United States Paraboloidal Capsule Trademark.

1.40	“Lilly Disclosure Schedules” has the meaning set forth in the introduction to Article 5.

1.41	“Lilly Finished Product Health Services Supplies” means the supply of Marketed Product held or in the possession of Lilly’s employee health services as of the Effective Date.

1.42	“Manufacturing Agreement” means that certain Manufacturing Agreement dated as of the date hereof by and between Lilly and Advancis in substantially the same form as Exhibit A attached hereto.

1.43	“Marketed Product” means the following product formulations referenced in the Marketed Product NDA: (i) 250 mg. Keflex® Oral Capsule and (ii) 500 mg. Keflex® Oral Capsule.

1.44	“Marketed Product NDA” means the United States New Drug Applications and Investigational New Drug applications (“IND”) listed in Schedule 1.44 attached hereto and all other submissions, supplements or amendments as of the Effective Date pertaining thereto. The term “Marketed Product NDA” includes the materials contained in the official and working regulatory and clinical files and the data pertaining to any of the foregoing in the possession or control of Lilly or its Affiliates and of the type normally maintained by regulatory affairs groups, but not primary sources such as laboratory notebooks or historical records not relevant to the maintenance of regulatory filings relating to the Marketed Products. For avoidance of doubt, the Marketed Product NDA does not include any marketing authorizations or any other submissions, supplements or amendments, files or data pertaining primarily to jurisdictions outside of the Territory.

1.45	“Material Adverse Effect” means an effect or condition that individually or in the aggregate is materially adverse to (i) the Assigned Trademarks; (ii) the Marketed Product NDA; (iii) the Purchased Assets taken as a whole, other than the Assigned Trademarks and the Marketed Product NDA; (iv) any Product or its regulatory approval (including the NDAs) in the Territory, each taken individually; or (v) the business of manufacturing, marketing or selling Products, taken as a whole, as conducted by Lilly and Certain Lilly Affiliates in the ordinary course of business in the Territory prior to the Effective Date.

1.46	“NDA Materials” shall have the meaning set forth in Section 1.8.

1.47	“NDAs” means the Marketed Product NDA and the Discontinued Product NDA.

1.48	“Net Sales” means, with respect to any Advancis New Product, the [***] amount invoiced by a Permitted Seller, for sales within the Territory of Advancis New Product to Third Persons (other than Permitted Sellers), less

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***]; and

(e)	[***].

Such amounts will be determined in accordance with U.S. Generally Accepted Accounting Principles, consistently applied (“GAAP”) from the books and records of Permitted Sellers, which shall be maintained in accordance with GAAP. No deductions will be made for commissions.

1.49	“Notification Letter” has the meaning set forth in Section 7.9.

1.50	“Obligations” has the meaning set forth in Article 11.

1.51	“Patents” means U.S. patents, patent applications, and statutory invention registrations (which, for the purpose of this Agreement, will be deemed to include provisional applications and invention disclosures), including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions disclosed therein, all rights provided by international treaties and conventions, and all rights to obtain and file for patents and registrations thereto.

1.52	[***]

1.53	“Permitted Encumbrance” means (i) any Encumbrance for taxes, assessments and other governmental charges not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established, and which shall be paid by Lilly, (ii) any imperfection of title or other Encumbrance that, individually or in the aggregate with other such imperfections and Encumbrances, would not have a Material Adverse Effect, (iii) any encumbrance arising from any Assumed Liabilities and (iv) any rights expressly reserved or retained by Lilly pursuant to the terms of this Agreement.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.54	“Permitted Seller” means Advancis and its Affiliates and any assignee, licensee or sublicensee (but not a distributor of any of them) having the right to sell Advancis New Product.

1.55	“Permitted Uses” means (i) all activities by Lilly permitted within the scope of the licenses explicitly granted to Lilly or rights explicitly retained by Lilly under this Agreement and (ii) subject to the provisions of this Agreement, all activities by Lilly in connection with making, having made, distributing, using, selling, offering to sell, importing (except importing, directly or indirectly, into the Territory), exporting (except exporting, directly or indirectly, to the Territory), marketing, promoting, co-marketing and co-promoting the Product outside of the Territory.

1.56	“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any Governmental or Regulatory Authority or any other organization or entity.

1.57	“Pharmacovigilance Agreement” means that certain pharmacovigilance agreement by and between Lilly and Advancis referred to in Section 8.4.

1.58	“Preexisting Agreement” means any effective agreement between Lilly and a Third Person relating to the manufacture of Marketed Product that is not marketed under the Assigned Trademarks for such Third Person’s sale in the United States and/or granting a Third Person the right to reference the Marketed Product NDAs for the purpose of manufacturing, selling or distributing Marketed Product not marketed under the Assigned Trademarks in the United States.

1.59	“Preexisting Agreement Claim” means any claim for Damages arising out of, relating to or resulting from (i) any action by the FDA relating to Advancis or the Marketed Product NDA resulting from any violation or alleged violation of Applicable Law by a Third Person party to a Preexisting Agreement (ii) any claim by a Third Person party to a Preexisting Agreement that the transactions contemplated by this Agreement constitute a violation of the provisions of a Preexisting Agreement or that Advancis otherwise is liable for any violation of the Preexisting Agreement and (iii) any Product Liability Claim or other claim arising out of the sale of any pharmaceutical product by a Third Person party to a Preexisting Agreement, which claim relates in any way to the grant by Lilly or Advancis of rights to reference the Marketed Product NDA or any other rights granted by Lilly under the Preexisting Agreement.

1.60	“Product” means the Marketed Product and/or the Discontinued Product.

1.61	"PULSYS™” means drug delivery technology involving front-loaded, sequential bursts, or pulses, of a pharmaceutical product.

1.62	“Purchased Assets” means: (i) all rights, title and interest in and to the Products in the Territory; (ii) the NDAs and all rights, title and interest in and to the NDAs; (iii) all rights, title and interest in and to the Assigned Intellectual Property; and (iv) the Books and Records and all rights, title and interest therein. The Purchased Assets do not include any fixed assets or Inventory.

1.63	“Purchase Price” has the meaning set forth in Section 2.1.

1.64	“Remedies” has the meaning set forth in Section 7.16(b).

1.65	“Representatives” of a Party means that Party’s agents, contractors, employees, officers, directors, consultants, and advisors; its Affiliates; and the agents, contractors, employees, officers, directors, consultants and advisors of its Affiliates, agents, contractors, consultants and advisors.

1.66	“Tax” means any and all of the following tax by any Governmental or Regulatory Authority in connection with the operations of either Party or its Affiliates or the transactions contemplated hereby: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment; (ii) any Obligation for the payment of any amounts of the type described in (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any Obligation for the payment of any amounts of the type described in (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

1.67	“Third Person” means a Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

1.68	“Transition Services Agreement” means that certain transition services agreement by and between Lilly and Advancis referred to in Section 8.3.

1.69	“Territory” means the fifty (50) states and the District of Columbia constituting the United States of America and any territory or commonwealth owned or controlled by the United States of America, including Puerto Rico.

1.70	“United States Paraboloidal Capsule Trade Dress” means the United States registered trademark design for a paraboloidal capsule, registration number 732,393, registration date 06/05/1962.

1.71	“United States Pulvules® Trademark” means the United States registered trademark Pulvules®, registration number 144,210, registration date 06/28/1921.

ARTICLE 2
PAYMENTS

     In consideration of (i) Lilly’s sale of Purchased Assets to Advancis as set forth in this Agreement and (ii) the licenses granted by Lilly to Advancis under the Licensed Technology and Licensed Trademark and Trade Dress, as set forth in this Agreement, Advancis will pay the following amounts to Lilly:

2.1	Advancis’s Payment Upon the Effective Date. On the Effective Date, Advancis will pay to Lilly the sum of Eleven Million United States Dollars (US$11,000,000) by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Lilly (the “Purchase Price”).

2.2	Royalty Payment. Advancis will pay to Lilly a royalty equal to [***] per Calendar Year. Such royalty shall be payable on an Advancis New Product by Advancis New Product basis for [***] following the [***] for such Advancis New Product. Advancis will pay to Lilly the royalty attributable to [***] made during a Calendar Quarter within forty five (45) days of the end of such Calendar Quarter. For purposes of this Agreement, a [***]. Within forty five (45) days of the end of each Calendar Quarter, Advancis will provide Lilly with a written report detailing the [***] made during the previous Calendar Quarter. All payments to Lilly will be made by Advancis by wire transfer on or before its due date to an account designated by Lilly. Notwithstanding any provision to the contrary, Advancis shall not have any obligation to pay royalties with respect to [***] the first Advancis New Product.

2.3	Audits. Advancis will keep full and accurate books and records relating to the performance required of its obligations under this Agreement and its Net Sales. For any period in which Advancis is obligated to pay a royalty, Lilly will have the right, through an independent certified public accountant of Lilly’s choice and reasonably acceptable to Advancis, during regular business hours and upon reasonable advance notice, to audit such books and records of Advancis no more frequently than once per Calendar Year so as to verify the accuracy of the royalty payments. Such audit may cover the three (3) Calendar Years preceding the date of the request for such audit. The cost of such audit will be borne by Lilly; provided, however, in the event such audit reveals that the royalty payments previously made to Lilly are less than the properly calculated amount of royalty payments due hereunder by five percent (5%) or more, and any deficiency is greater than One Hundred Thousand Dollars ($100,000), then the reasonable costs of the audit will be borne by Advancis. Advancis will include in all sublicenses granted with respect to an Advancis New Product, and in any other agreements enabling a Third Person to be a Permitted Seller of an Advancis New Product, an audit provision substantially similar to the foregoing requiring such Permitted Seller to keep full and accurate books and records relating to Net Sales and granting Lilly the right, through an independent certified public accountant of

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Lilly’s choice and reasonably acceptable to Advancis, to audit the accuracy of the information reported by the sublicensee in connection therewith.

2.4	Late Payments. Any amounts not paid by Advancis when due under this Agreement or the Manufacturing Agreement will be subject to interest from and including the date payment is due through and including the date upon which Lilly has collected the funds in accordance herewith at a rate equal to the lesser of (i) the sum of five percent (5%) plus the prime rate of interest quoted in the Money Rates section of the Wall Street Journal, calculated daily on the basis of a three hundred sixty-five (365) day year, or (ii) the maximum interest rate allowed by law. Lilly may be paid accrued interest as a result of any breach by Advancis in the payment of royalty payments owed with respect to an Advancis New Product in the Territory, for the period of time that Advancis fails to pay Lilly any royalty payments so owed as provided in this Section 2.4.

ARTICLE 3
SALE AND PURCHASE; CLOSING; DELIVERABLES

3.1	Purchase and Sale of Purchased Assets to Advancis.

     (a) Subject to the terms and conditions set forth herein and as provided in the bill of sale, a form of which is attached hereto as Exhibit B (“Lilly Bill of Sale”), on the Effective Date, Lilly shall, and shall cause its Certain Lilly Affiliates to, assign, sell, convey, transfer and deliver to Advancis, and Advancis shall purchase, acquire and accept from Lilly and its Certain Lilly Affiliates all of Lilly’s and its Certain Lilly Affiliates’ right, title and interest in, to and under the Purchased Assets, free and clear from all Encumbrances other than Permitted Encumbrances for the Purchase Price. Notwithstanding the foregoing, Lilly will be entitled to retain a copy of all or any portion of any document or record included in the Purchased Assets for archival purposes and for all purposes relating to Permitted Uses. In the event, following the Effective Date, that Lilly or Advancis discovers that any of the Purchased Assets was held at the time of Closing by Lilly or any Affiliate of Lilly and not transferred to Advancis at the Closing, Lilly will, at its own cost, transfer or cause the transfer thereof to Advancis as soon as is commercially practicable after such discovery.

     (b) Notwithstanding the foregoing, Lilly and its Certain Lilly Affiliates’ assignment, sale, conveyance, transfer and delivery of the Assigned Trade Dress is restricted to the use of such trade dress with Cephalexin Products and nothing in this Agreement will be construed to restrict Lilly, its Affiliates or its licensees, assignees or successors from utilizing the Assigned Trade Dress in connection with any products other than Cephalexin Products.

     (c) Lilly has advised Advancis that due to the age of the Marketed Products and the fact that they are no longer actively promoted by Lilly, Lilly may have no currently utilized Marketing Material, and that any Marketing Materials used in the past may no longer exist or may be available only in Lilly archives that are not readily accessible. Accordingly, Lilly shall have no obligation to provide Advancis with copies of any Marketing Materials (other than the current package inserts). If Advancis identifies any Marketing Materials that it believes Lilly may still possess, which Marketing Material would be of significant value to Advancis, it may request Lilly to provide a copy thereof, in which case Lilly will make a good faith search of readily available records, and provide a copy of such Marketing Materials if located. It is understood that any such request should be an unusual event, and that Lilly makes no representation or warranty regarding the usefulness or appropriateness of any Marketing Materials.

3.2	Closing; Deliverables.

     (a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Effective Date.

     (b) At Closing, Lilly shall deliver or cause to be delivered to Advancis the following: (i) a duly executed Lilly Bill of Sale; (ii) the duly executed Manufacturing Agreement; (iii) the duly executed Transition Services Agreement; (iv) a duly executed Assignment of Copyrights; (v) a duly executed Assignment of Trademarks.

     (c) At Closing, Advancis shall deliver to Lilly, the following: (i) cash in the aggregate amount of the Purchase Price; (ii) the duly executed Manufacturing Agreement; (iii) the duly executed Transition Services Agreement; (iv) a duly executed Assignment of Copyrights substantially in the form attached hereto as Exhibit C; and (v) a duly executed Assignment of Trademarks substantially in the form attached hereto as Exhibit D.

3.3	NDA Materials. Within sixty (60) days after the Effective Date, Lilly will deliver to Advancis by overnight mail, at Lilly’s expense, the NDA Materials in electronic media form and paper copy; provided that, at Closing, Lilly shall deliver to Advancis those portions of the NDA Materials reasonably requested by Advancis prior to Closing. Thereafter, if Advancis identifies any regulatory materials or Studies developed prior to the Effective Date and related to the Manufactured Products that were not included in the NDA Materials that it believes Lilly may possess, which materials or studies would be of significant value to Advancis, it may request Lilly to provide a copy thereof, in which case Lilly will make a good faith search of readily available records, and provide a copy of such materials or studies if located. It is understood that any such request should be an unusual event, and that Lilly makes no representation or warranty regarding the usefulness or appropriateness of any such materials or studies.

3.4	Sales Taxes. Advancis will be responsible for all sales, use, stamp duty, transfer, value added and other related or similar Taxes, if any, arising out of the sale by Lilly and its Certain Lilly Affiliates of the Purchased Assets to Advancis pursuant to this Agreement or payable in connection with the transactions contemplated hereby.

ARTICLE 4
ASSIGNMENT AND LICENSE OF RIGHTS

4.1	Grant of License to Advancis under Licensed Patents. Subject to the terms and conditions set forth herein, as of the Effective Date, Lilly hereby grants to Advancis, an irrevocable (subject to suspension in accordance with Section 10.1), fully-paid, royalty-free, exclusive license under the Licensed Patents, with a right to sublicense or assign such license rights in accordance with the terms of this Agreement, solely to research, develop, make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, export, promote and co-promote Cephalexin Products in the Territory.

4.2	Grant of License to Advancis under Licensed Technology. Subject to the terms and conditions set forth herein, as of the Effective Date, Lilly hereby grants to Advancis, an irrevocable (subject to suspension in accordance with Section 10.1), fully-paid, royalty-free, non-exclusive license under the Licensed Technology, with a right to sublicense or assign such license rights in accordance with the terms of this Agreement, solely to research, develop, make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, export, promote and co-promote Cephalexin Products in the Territory. In addition, should Advancis desire in the future to use the Licensed Technology for the purpose of manufacturing Cephalexin Products in a country outside the Territory for sale within the Territory, Advancis may so advise Lilly. Subject to any then existing licenses between Lilly and any Third Person, Lilly will, without further charge, grant to Advancis an irrevocable (subject to suspension in accordance with Section 10.1), fully-paid, royalty-free, non-exclusive license under the Licensed Technology, with a right to sublicense or assign such license rights in accordance with the terms of this Agreement, to make or have made Cephalexin Products in such country outside the Territory solely for selling, distributing, using, offering to sell, importing, marketing and promoting Cephalexin Products in the Territory. The provisions governing the transfer of the Licensed Technology and the materials comprising the Licensed Technology, as well as access to Lilly’s employees, are set forth in the Manufacturing Agreement, and such transfer shall not occur unless and until Advancis gives notice to Lilly.

4.3	Grant of License to Advancis Under Licensed Trademark and Trade Dress.

     (a) Subject to the terms and conditions set forth herein, as of the Effective Date, Lilly hereby grants to Advancis, a fully-paid, royalty-free, non-

exclusive license under the Licensed Trade Mark and Trade Dress, solely to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, promote and co-promote the Product or Advancis New Product in the Territory.

     (b) All uses by Advancis of the Licensed Trademark and Trade Dress will be in an appropriate manner, without jeopardizing the significance, distinctiveness or validity of the Licensed Trademark and Trade Dress; will use the designation “R” with the Licensed Trademark and Trade Dress which are registered trademarks and trade dress; will indicate that Pulvules® and the appearance of the paraboloidal capsule are registered trademarks of Lilly; and will only be in such form and manner as approved in writing by Lilly. All trademark and trade dress rights from Advancis’s use of the Licensed Trademark and Trade Dress will inure to the benefit of Lilly. Advancis will not contest or challenge the validity of, or Lilly’s ownership of, the Licensed Trademark and Trade Dress.

     (c) All Product featuring any of the Licensed Trademark and Trade Dress must be manufactured, labeled, sold, distributed and advertised in accordance with the applicable specifications set forth in the relevant NDA and all Applicable Laws. If Lilly requests, once each Calendar Year, in order that Lilly can assure itself of the maintenance of the above-described quality standards, Advancis will: (i) provide to Lilly free of charge two (2) then-current production samples of each Product and Advancis New Product featuring any of the Licensed Trademark and Trade Dress (with then-current packaging) not manufactured by Lilly, and (ii) permit Lilly to inspect the manufacturing process for each Product and Advancis New Product not manufactured by Lilly featuring any of the Licensed Trademark and Trade Dress upon fifteen (15) days prior notice; provided that Advancis may require that Lilly personnel conducting such inspection be bound by appropriate confidentiality obligations to Advancis.

     (d) Notwithstanding anything in this Section 4.3 to the contrary, the licenses under the Licensed Trademark and Trade Dress granted to Advancis pursuant to this Section 4.3 will not preclude Lilly or Certain Lilly Affiliates from carrying out activities within the scope of the licenses granted under Section 4.5.

     (e) Notwithstanding anything in this Section 4.3 to the contrary, any license granted to Advancis under a Licensed Trademark and Trade Dress will terminate in the Territory upon the date that Advancis permanently ceases to make, have made, sell, have sold, use, market, promote, co-market and co-promote all Products and Advancis New Products that use such Licensed Trademark and Trade Dress in the Territory.

4.4	Sublicenses. The licenses granted herein by Lilly to Advancis pursuant to Sections 4.1, 4.2 and 4.3 may be freely sublicensed by Advancis, subject to the sublicensee’s compliance with the relevant obligations hereof with respect to such licensed rights, without any consent by Lilly; provided that (a) Advancis provides written notice of such sublicense or assignment to Lilly prior to granting such sublicense, (b) Advancis shall be liable to Lilly for any act or failure to act by the sublicensee but only to the extent that if such act of failure had been performed or not performed, as the case may be, by Advancis it would have been a breach of this Agreement; and (c) Advancis will remain liable for royalty payments as a result of Net Sales made by a Third Person pursuant to a sublicense or license permitted pursuant to this Section 4.4. The licenses granted herein by Lilly to Advancis pursuant to Sections 4.1, 4.2 and 4.3 may be sublicensed by Advancis without continuing liability to Lilly therefore only with the prior written consent of Lilly, which will not unreasonably be withheld.

4.5	Grant of License in Assigned Patents, Assigned Trademarks and Assigned Trade Dress to Lilly.

     (a) Manufacturing Agreement. Subject to the terms and conditions set forth herein, as of the Effective Date, Advancis hereby grants to Lilly and to its Affiliates, for no additional consideration, a royalty-free, non-exclusive license, under the Assigned Patents, if any, and, as provided in the Manufacturing Agreement, under the Assigned Trademarks and Assigned Trade Dress with a right to sublicense, in the Territory, to manufacture, or to have manufactured, the Marketed Products for Advancis under the Manufacturing Agreement and otherwise fulfill its obligations thereunder.

     (b) Domestic Manufacture for Export. Subject to the terms and conditions set forth herein, as of the Effective Date, Advancis hereby grants to Lilly and to Certain Lilly Affiliates, for no additional consideration, a non-exclusive, royalty-free license, with the right to sublicense, under the Assigned Patents to make or have made the Product inside the Territory solely for selling, distributing, using, offering to sell, importing, marketing and promoting the Product outside of the Territory.

     (c) Termination. The license granted in Section 4.5(a) shall automatically terminate effective upon the termination of the Manufacturing Agreement. In the event that the Assigned Patents expire, terminate or otherwise become invalid, the licenses granted in Sections 4.5(a) and 4.5(b) shall automatically terminate with respect to such invalid Assigned Patents. Notwithstanding the foregoing grant of licenses to Lilly, Advancis shall have no obligation to Lilly to maintain the validity of the Assigned Patents.

4.6	Excluded Assets. Anything herein to the contrary notwithstanding, except as set forth in the Manufacturing Agreement, Advancis will have no right, title or interest in or to: (i) the trademarks “ELI LILLY AND COMPANY”; “LILLY” and “DISTA” and any variation thereof, and any other rights in or to such names; and (ii) any other asset of Lilly or its Affiliates not expressly transferred to Advancis pursuant to this Agreement.

4.7	Lilly Employee Health Services. Subject to and in accordance with Section 7.22, Lilly reserves the right, and the rights granted or licensed to Advancis are subject to Lilly’s right to utilize all Lilly Finished Product Health Services Supplies.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF LILLY

     Lilly hereby represents and warrants to Advancis as of the date hereof, subject to the exceptions as are specifically disclosed in the schedules (referencing the appropriate Sections hereof) supplied by Lilly (the “Lilly Disclosure Schedules”), which Lilly Disclosure Schedules shall be deemed to be the representations and warranties of Lilly as if made herein, as follows:

5.1	Intellectual Property.

     (a) Completeness. The (i) Assigned Copyrights, (ii) Assigned Trade Dress, (iii) Assigned Trademarks, (iv) Licensed Technology, (v) Licensed Patents and (vi) Licensed Trademark and Trade Dress (collectively, the “Intellectual Property”) includes all intellectual property rights owned by Lilly and used by Lilly in the conduct the Activities in the Territory on or before the Effective Date. The foregoing sentence shall not constitute a representation or warranty by Lilly that conduct of the Activities will not infringe the Intellectual Property rights of Third Persons.

     (b) Trademarks. To the knowledge of Lilly, without investigation, Schedule 1.11 identifies all registrations in the Territory of the Assigned Trademarks. To the knowledge of Lilly, without investigation, Lilly does not own any domain name registrations comprised, in whole or in part, of the Assigned Trademarks. Except as identified on Schedule 5.1(b), to the knowledge of Lilly, without investigation, there are no domain name registrations incorporating the Assigned Trademarks, in whole or in part.

     (c) Ownership. Except as described in Schedule 5.1(c), Lilly solely and exclusively owns or will own, as of the Effective Date, free and clear of all Encumbrances (other than Permitted Encumbrances), the Assigned Intellectual Property and the Licensed Patents

     (d) Maintenance.

          (i) All payments and filings due as of the Effective Date with respect to the registrations and applications relating to the Assigned Intellectual Property have been duly made. Lilly has provided to Advancis complete copies of all registrations and applications relating to the Assigned Patents and the Licensed Patents.

          (ii) Except as set forth in Schedule 5.1(d), none of the Assigned Intellectual Property or the Licensed Patents has been abandoned, canceled or adjudicated invalid or, to the knowledge of Lilly, without investigation, is subject to any outstanding order, judgment or decree restricting its use or adversely affecting Lilly’s rights or is subject to any challenge or opposition.

          (iii) Except as identified on Schedule 5.1(d), to the knowledge of Lilly, without investigation, none of the Assigned Intellectual Property or the Licensed Patents is currently being infringed by any Third Person. Lilly has not given any notice within the two (2) years prior to the Effective Date to any Third Persons, asserting infringement by such Third Persons upon any of the Assigned Intellectual Property or the Licensed Patents.

     (e) Non-infringement.

          (i) No claims are pending or, to the knowledge of Lilly, threatened against Lilly or any of its Affiliates by any Third Person with respect to the ownership, validity, enforceability, or effectiveness, of any Assigned Intellectual Property or the Licensed Patents.

          (ii) To the knowledge of Lilly, without investigation, as of the Effective Date, there are no patents, trademarks, trade names or copyrights or any other proprietary rights of any Third Person that would be infringed by the manufacture, use or sale of the Products in the Territory.

     (f) Exception. Notwithstanding anything in this Agreement to the contrary, Lilly makes no representation or warranty as to the validity, enforceability, or non-infringement of the Assigned Copyrights or the Assigned Trade Dress, and is transferring the same to Advancis “As Is”.

5.2	NDAs; Regulatory Matters.

     (a) Lilly has furnished Advancis with access to a complete and accurate copy of the NDAs, including all amendments and supplements thereto, and has provided Advancis with a full and adequate opportunity to review and evaluate the NDAs and their regulatory status.

     (b) (i) Lilly has complied in all material respects with all Applicable Laws in connection with the preparation and submission to the FDA of each of the NDAs, and with their maintenance, and (ii) each of the NDAs has been approved by the FDA, and, except with respect to the Discontinued Products NDAs, nothing has come to the attention of Lilly which has led Lilly to believe that any of the NDAs are not in good standing with the FDA.

     (c) All of the NDAs are owned exclusively by Lilly or Certain Lilly Affiliates.

     (d) There is no Action or Proceeding by any Governmental or Regulatory Authority pending or, to the knowledge of Lilly, as of the Effective Date, threatened, seeking the revocation or suspension of any regulatory approval relating to the sale of any Marketed Product in the Territory and, to the knowledge of Lilly, there is no basis for such an Action or Proceeding.

5.3	Organization and Standing. Lilly is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana. Each of Lilly and its Certain Lilly Affiliates has all requisite corporate power and authority to own, lease, license and operate the Purchased Assets.

5.4	Power and Authority. Lilly has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement by Lilly and its Certain Lilly Affiliates does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Lilly’s (or any Affiliate’s) organizational documents, bylaws, or any Applicable Law applicable to Lilly or its Certain Lilly Affiliates, or any material agreement, mortgage, lease, instrument, license, order, judgment, or decree to which Lilly or its Certain Lilly Affiliates is a party or by which Lilly, its Certain Lilly Affiliates or any of the Purchased Assets is bound.

5.5	Corporate Action; Binding Effect. Lilly has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Lilly and constitutes, and the other documents and instruments contemplated hereby when duly executed and delivered by Lilly will constitute, legal, valid, and binding obligations of Lilly and its Certain Lilly Affiliates enforceable against Lilly and its Certain Lilly Affiliates (as applicable) in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

5.6	Consents and Approvals.

     (a) No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement, document or instrument contemplated by this Agreement, is necessary or required for the performance by Lilly of its obligations contemplated hereby and thereby other than (i) the information submissions required of a former owner of the NDAs pursuant to 21 C.F.R. § 314.72, (ii) any filings reasonably requested by Advancis as may be necessary to change the records of ownership in the U.S. Patent and Trademark or the U.S. Copyright Office.

     (b) Neither the execution and delivery of this Agreement or any agreement, document or instrument contemplated by this Agreement, nor the performance by Lilly or its Certain Lilly Affiliates of its obligations hereunder or thereunder will (i) violate the certificate of incorporation, by-laws or other organizational document of Lilly, (ii) conflict with or result in a violation or breach of, or constitute a default under, any Contract, agreement or instrument to which Lilly is a party or by which Lilly or its Certain Lilly Affiliates or the Purchased Assets are bound, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or (iii) violate or conflict with any Applicable Law, applicable to Lilly, its Certain Lilly Affiliates or the Purchased Assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which would not result in a Material Adverse Effect, or have a material adverse effect on Lilly’s ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

5.7	Brokerage. No broker, finder or similar agent has been employed by or on behalf of Lilly, and no Person with which Lilly has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

5.8	Not Debarred. Lilly is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Lilly will immediately notify Advancis of such fact.

5.9	Litigation. Except as set forth on Schedule 5.9: (i) there is no Action or Proceeding pending or, to Lilly’s knowledge as of the Effective Date, threatened against Lilly or its Affiliates in the Territory that, either individually or together with any other, will have a material adverse effect on the ability of Lilly to perform its obligations under this Agreement or any agreement or instrument contemplated hereby or otherwise have a Material Adverse Effect; (ii) there currently is no Action or Proceeding or, to Lilly’s knowledge, no threatened Action or Proceeding, relating to or arising out of the Product; and (iii) there has been no Action or Proceeding relating to products liability claims relating to or arising out of the Product.

5.10	Title to Purchased Assets; Licenses.

     (a) Lilly, on the Effective Date, will solely own and have good and marketable title to the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances, and will have the legal right and ability to transfer the Purchased Assets to Advancis.

     (b) Upon consummation of the transactions contemplated herein and any agreement, document or instrument contemplated by this Agreement, Advancis shall acquire good title to, and all right, title and interest of Lilly and its Certain Lilly Affiliates in and to the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

     (c) Lilly has not granted any rights or licenses that are inconsistent with the rights and licenses granted to Advancis under this Agreement, and Lilly has the right to grant and has validly granted the rights and licenses granted to Advancis under this Agreement.

5.11	Marketed Product Information. To the knowledge of Lilly, the information provided by Lilly to Advancis with respect to Marketed Products is accurate in all material respects, and Lilly has not knowingly withheld any information that indicates that the Marketed Product is not safe and/or not effective and has not knowingly withheld any information that would make the information provided to Advancis misleading.

5.12	Certain Existing Obligations. Schedule 5.12 sets forth a complete and correct description of Lilly’s pricing and quantity obligations and other terms of the Marketed Product that will survive the Effective Date (the “Certain Existing Obligations”). Advancis shall not be obligated to perform the Certain Existing Obligations and shall not be liable for any obligation arising under any Contract that is not disclosed to Advancis on Schedule 5.12 as of the Effective Date. Advancis will fulfill all contractual pricing offered by Lilly on Product only for a period of time sufficient to ensure that Lilly is in compliance with its contractual obligations under the Certain Existing Obligations for sale of Marketed Products in the Territory.

5.13	Inventory. All of the Inventory (i) was manufactured in accordance with the applicable specifications for each Marketed Product and otherwise in accordance with current good manufacturing practices in effect at the time of manufacture; (ii) is good and merchantable in the ordinary course of business; (iii) was produced in accordance with Applicable Law; and (iv) has at least a [***] shelf life remaining as of the Effective Date.

5.14	Financial Information. Attached hereto as Schedule 5.14 is certain sales and pricing information with respect to Marketed Product in the Territory for the period January 2001 through May 2004 (the “Financial Information”). The Financial Information presents fairly, in all material respects, the information purported to be set forth therein except that all adjustments required by U.S.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

generally accepted accounting principles may not have been made.

5.15	Preexisting Agreements. Lilly has not granted any rights in and to the Marketed Product NDAs in the Territory or for use of same in the Territory other than rights granted under the Preexisting Agreements. Notwithstanding anything herein to the contrary, the foregoing representation and warranty shall survive indefinitely.

5.16	Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 5, LILLY MAKES NO REPRESENTATION OR WARRANTY OF ANY TYPE, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NON-INFRINGEMENT. Advancis acknowledges that it is not relying upon: (a) any implied warranties of merchantability, implied warranties of fitness for a particular purpose or implied warranties of non-infringement; or (b) any representation or warranty whatsoever as to the future prospects (financial, regulatory or otherwise), or the likelihood of commercial success of the Activities after the date of this Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF ADVANCIS

     Advancis hereby represents and warrants to Lilly as of the date hereof, subject to the exceptions as are specifically disclosed in the schedules (referencing the appropriate Sections hereof) supplied by Advancis (the “Advancis Disclosure Schedules”), which Advancis Disclosure Schedules shall be deemed to be the representations and warranties of Advancis as if made herein, as follows:

6.1	Organization and Standing. Advancis is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

6.2	Power and Authority. Advancis has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement by Advancis does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Advancis’ organizational documents, bylaws, or any Applicable Law applicable to Advancis, or any material agreement, mortgage, lease, instrument, license, order, judgment, or decree to which Advancis is a party or by which Advancis is bound.

6.3	Corporate Action; Binding Effect. Advancis has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Advancis and constitutes, and the other documents and instruments contemplated hereby when duly executed and delivered by Lilly will constitute, legal, valid, and binding obligations of Advancis enforceable against Advancis in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

6.4	Consents and Approvals. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement, document or instrument contemplated by this Agreement, is necessary or required for the performance by Advancis of its obligations contemplated hereby and thereby other than the information submissions required by the FDA with respect to the NDAs. Neither the execution and delivery of this Agreement or any agreement, document or instrument contemplated by this Agreement, nor the performance by Advancis of its obligations hereunder or thereunder will (a) violate the certificate of incorporation, by-laws or other organizational document of Advancis, (b) conflict with or result in a violation or breach of, or constitute a default under, any Contract, agreement or instrument to which Advancis is a party or by which Advancis or its Affiliates are bound, or (c) violate or conflict with any Applicable Law, applicable to Advancis or its Affiliates, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not have a material adverse effect on Advancis’ ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

6.5	Brokerage. No broker, finder or similar agent has been employed by or on behalf of Advancis, and no Person with which Advancis has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

6.6	Not Debarred. Advancis is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Advancis will immediately notify Lilly of such fact.

6.7	Litigation. There is no Action or Proceeding pending or, to Advancis’ knowledge as of the Effective Date, threatened against Advancis in the Territory which, either individually or together with any other, will have a material adverse effect on the ability of Advancis to perform its obligations under this Agreement or any agreement or instrument contemplated hereby or otherwise have a Material

Adverse Effect. or any agreement, document or instrument contemplated by this Agreement.

6.8	No Other or Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 6, ADVANCIS MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ADVANCIS SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NON-INFRINGEMENT. Without limiting the foregoing, Lilly acknowledges that it has not and is not relying upon any representation or warranty whatsoever as to the future prospects (financial, regulatory or otherwise), or the likelihood of commercial success of Advancis New Products after the date of this Agreement.

6.9	Advancis acknowledges that Advancis has had full and adequate opportunity to review and evaluate the NDAs and their regulatory status, and except for the representation and warranty contained in Section 5.2: (a) Advancis is relying upon its own judgment and experience in connection with the NDAs, and (b) Lilly is assigning, selling, conveying, transferring and delivering the NDAs to Advancis “AS IS.”

ARTICLE 7
ADDITIONAL COVENANTS AND AGREEMENTS
OF THE PARTIES

7.1	Governmental Filings. Lilly and Advancis each agree to prepare and file whatever filings, requests or applications are required to be filed with any Governmental or Regulatory Authority in connection with the transfer of rights in Article 3 of this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing.

7.2	Compliance with Law.

     (a) Advancis agrees and acknowledges that, as owner of the NDAs, Advancis, and not Lilly, will have sole responsibility for, among other things, adverse event reporting, product quality complaints, label maintenance, other regulatory reporting obligations, payment of any and all product user fees, and medical and technical inquiries. Lilly and Advancis each will keep all records and reports required to be kept by Applicable Laws, and each will make its facilities available at reasonable times during regular business hours for inspection by representatives of governmental agencies.

     (b) During the term of the Manufacturing Agreement and for two (2) years thereafter, Lilly and Advancis each will notify the other within twenty-four

(24) hours of receipt of any notice or any other indication whatsoever of any FDA, or other governmental agency inspection, investigation or other inquiry, or other notice or communication of any type from a governmental agency, involving the manufacturing, selling, marketing, promoting, co-promoting and co-marketing of the Marketed Product in the Territory. Advancis and Lilly will cooperate with each other during any such inspection, investigation or other inquiry including allowing upon reasonable request a representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents. Advancis and Lilly will discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each will give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, Lilly will be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and Advancis will be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities.

7.3	Expenses. Lilly and Advancis will each bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

7.4	Reasonable Efforts. Lilly and Advancis each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Governmental or Regulatory Authorities and other Persons (including all applicable drug listing and NDA notifications to the FDA identifying Advancis as the marketing authorization holder of the Product); provided, however, that no Party will be required to (i) pay money (other than as expressly required pursuant to this Agreement or as implicitly required in order for a Party to carry out its obligations hereunder), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement.

7.5	Publicity. The Parties agree that no publicity release or announcement concerning the transactions contemplated hereby and under the Manufacturing Agreement and the Transition Services Agreement, or, with respect to an Advancis publicity release or announcement, that includes the name of Lilly with respect to such transaction, will be issued without the advance written consent of the other, which will not be unreasonably withheld, except to the extent such publicity release or announcement is substantially similar to, or whose relevant statements are consistent with the statements in, the press release set forth in Schedule 7.5 attached hereto. Notwithstanding anything in this Section 7.5 and Article 9 to the contrary, each Party may make filings or disclosures that are required by Applicable Laws (as determined to be so required by outside counsel for the disclosing Party) including filings or disclosures required by or to the Securities and Exchange Commission (and any other applicable securities exchanges) that discuss the subject matter of this Agreement, the Manufacturing Agreement or the Transition Services Agreement or otherwise make reference to the other Party in any way whatsoever; provided, however, that such Party provides the other Party with no less than three (3) business days to review and comment on such filings, or the relevant portions thereof, pertaining to the transactions contemplated hereby or by the Manufacturing Agreement or Transition Services Agreement, and such Party does not unreasonably reject the incorporation of such comments into such filings; provided further, however, that such Party will seek confidential treatment for any Confidential Information of the other Party that, in the opinion of such disclosing Party’s outside counsel, is not required by Applicable Laws from such filings or disclosures; provided further, however, that, such Party will use commercially reasonable efforts to obtain confidential treatment by such security exchanges with respect thereto.

7.6	Cooperation. If either Party becomes engaged in or participates in any investigation, claim, litigation or other proceeding with any Third Person, including the FDA, relating in any way to the manufacturing, selling, marketing, promoting, co-marketing or co-promoting the Product in the Territory, the other Party will cooperate in all reasonable respects with such Party in connection therewith, including using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee will be deemed to mean providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed twenty-four (24) hours (e.g., three (3) eight (8) -hour business days), and provided further that neither Party is required to disclose any legally privileged documents or information to the other Party. Thereafter, any such employee will be made available for such time and upon such terms and conditions (including compensation) as the Parties may mutually agree.

7.7	Conflicting Rights. Neither Party will grant any right to any Third Person which would violate the terms of or conflict with the rights granted by such Party to the other Party pursuant to this Agreement.

7.8	Deemed Breach of Covenant. Neither Lilly nor Advancis will be deemed to be in breach of this Agreement to the extent such Party’s breach is the result of any action or inaction on the part of the other Party.

7.9	Customer Orders.

     (a) In accordance with the Transition Services Agreement, Lilly shall notify all wholesalers and distributors of the Product in the Territory of the transfer of the Purchased Assets to Advancis and the change in the distribution of the Product. Such notification shall be in a writing substantially similar to Exhibit E attached hereto (the “Notification Letter”).

     (b) Subject to the Transition Services Agreement, Lilly will take such steps as may be reasonably required to insure that all customer orders for Product received after the Effective Date from customers in the Territory are forwarded to Advancis in writing within forty-eight (48) hours after receipt by Lilly. Lilly agrees that any customer in the Territory ordering or requesting any information with respect to the Product after the Effective Date will be informed that Advancis is now supplying the Product. As soon as practicable after the Effective Date, Lilly will send a letter to applicable Lilly customers notifying them of the change in the distribution of the Product.

7.10	Certain Existing Obligations. Advancis will perform the Certain Existing Obligations. Lilly agrees that after the Effective Date, it will not take any action with respect to any Certain Existing Obligation which will extend the term of such Certain Existing Obligation for any Product or otherwise adversely affect Advancis, or create or agree to any additional obligations, with respect to any Product, without the prior written consent of Advancis. Lilly and Advancis agree to prorate as of the Effective Date any amounts under the Certain Existing Obligations in favor of Lilly with respect to amounts which become due and payable after the Effective Date to the extent the benefit is attributable to the period prior to the Effective Date, and any amounts under the Certain Existing Obligations in favor of Advancis with respect to amounts which are paid prior to the Effective Date to the extent the benefit is attributable to the period subsequent to the Effective Date.

7.11	No Assignment or License Outside the Territory. Notwithstanding anything in this Agreement to the contrary, Advancis acknowledges and agrees that Lilly is not licensing to Advancis the rights to make, have made, distribute, use, sell, offer to sell, have sold, import, market, co-market, promote or co-promote the Product outside the Territory, except for the non-exclusive rights to make or have made Product outside of the Territory solely for importation and sale in the Territory that may be granted pursuant to Section 4.2. The rights licensed to Advancis in the Territory will in no way limit Lilly’s rights outside the Territory.

7.12	Pricing. Except as provided in Section 7.10, Advancis will be free in its sole and absolute discretion and without consultation with Lilly, to set its prices on Product offered by Advancis.

7.13	Medicaid and Other Rebates; Returns. Subject to the Transition Services Agreement, the Parties will administer and pay all rebates, chargebacks and other similar programs as follows:

     (a) Sales of Marketed Product Under Lilly’s NDC Code. Lilly will process and be responsible for the administration and initial payment of all federal, state and local managed care and other rebate programs, including Medicaid/Medicare rebates, as well as chargebacks for the Product (collectively, “Rebate Programs”), in each case, related to Marketed Product sold under a Lilly label bearing Lilly’s NDC code, regardless of whether such Marketed Product was sold by Lilly, Advancis or any of their respective permitted sellers. As of the Effective Date, Advancis will be financially responsible for the cost of Rebate Programs relating to such sales of Product by Advancis under a Lilly label bearing Lilly’s NDC code on or after the Effective Date, and Advancis shall reimburse Lilly for all costs of Rebate Programs relating to such sales of Product on and after the Effective Date. Lilly will invoice Advancis as soon as these costs are reasonably known for each calendar Quarter, and Advancis agrees to pay this invoice within 30 days. The financial responsibility for the Calendar Quarter that includes the Effective Date will be prorated based on the number of days prior to and after the Effective Date.

     (b) Sales of Product Under an NDC Code Other Than Lilly’s. Advancis will process and be responsible for the administration and payment of all costs of Rebate Programs related to Product that is not sold under a Lilly label bearing Lilly’s NDC Code that is sold by Advancis on or after the Effective Date.

     (c) Product Returns. In the case of any returned Marketed Product bearing a Lot Number that was partially sold by Lilly and partially sold by Advancis (“Partial Lots”), responsibility for Product returns will be apportioned in accordance with Schedule 5.13.:

          1) Advancis will be responsible for all returns of Product and Advancis New Products sold by Advancis or its Affiliates on or after the Effective Date in the Territory,

          2) Lilly will be responsible for all returns of Marketed Product sold before the Effective Date and

          3) In the case of any returned Marketed Product bearing a Lot Number that was partially sold by Lilly and partially sold by Advancis (“Partial Lots”), responsibility will be apportioned by the percentage of the Partial Lot that was originally sold by Lilly or Advancis.

7.14	Responsibility for the NDAs. As soon as practical after the Effective Date, Lilly will deliver the NDAs to Advancis. Following the Effective Date, Advancis shall have the sole right to fulfill all regulatory requirements with respect to the Product that are imposed upon Advancis as the owner of the NDAs under Applicable Laws. Advancis will provide Lilly with all assistance that is reasonably necessary to effectuate such transfers. Upon the Effective Date, Advancis hereby grants to Lilly the non-exclusive perpetual right to reference the NDAs, as the same are in effect as of the Effective Date, for purposes of obtaining and/or maintaining marketing authorizations for the Products outside of the Territory. For avoidance of doubt: (a) the foregoing right of reference does not include any right to reference any supplements to the NDAs that may be made by Advancis or any other regulatory approvals citing to the NDAs that may be obtained by Advancis and (b) no provision in this Agreement nor any agreement or instrument contemplated by this Agreement limits Advancis’ rights to use the NDAs, including any data, studies or other materials incorporated in the NDAs, for any purpose whether inside or outside the Territory. Notwithstanding the foregoing grant of rights to Lilly and any other provision of this Agreement, Advancis shall have no obligation to Lilly to maintain the NDAs.

7.15	Intellectual Property Maintenance. Following the Closing, Advancis will have the sole right to file, prosecute and maintain, at its sole cost and expense, (a) the Assigned Intellectual Property and (b) any patent applications or Patents that cover Advancis New Product(s). Lilly will be responsible for and promptly pay when due all fees necessary to and will otherwise maintain the Licensed Patents, Licensed Trademark and Trade Dress. Following the Closing, Advancis shall be responsible for recording the assignment of the Assigned Intellectual Property with the U.S. Patent and Trademark Office and other authorities as it deems appropriate, at its own cost and expense (including any attorney fees and filing fees).

7.16	Enforcement of Intellectual Property Rights.

     (a) Notice. Advancis will promptly notify Lilly of any infringement or suspected infringement which may come to its notice of any Licensed Patents, Licensed Technology or the Licensed Trademark and Trade Dress, and will provide Lilly with any information with respect thereto. Lilly will promptly notify Advancis of any infringement or suspected infringement which may come to its notice of any intellectual property rights relating to the Product in the Territory, including the Assigned Intellectual Property, Licensed Patents, Licensed Technology, or the Licensed Trademark and Trade Dress, and will provide Advancis with any information with respect thereto.

     (b) Advancis Rights. In the event of any past, present or future infringement by a Third Person of any intellectual property rights relating to Assigned Intellectual Property (only as it relates to an infringement in the Territory), Licensed Patents (only as it relates to infringement thereof of a Product in the Territory) or NDAs, Advancis will have the sole right (but no obligation) to pursue any and all injunctive relief, and any or all compensatory and other remedies and relief (collectively, “Remedies”) against such Third Person.

     (c) Advancis Additional Rights. In the event of any infringement by a Third Person in the Territory of the Licensed Technology or Licensed Trademark and Trade Dress, Advancis will have the first right (but not the obligation) to pursue any and all Remedies against such Third Person. Should Advancis determine not to purpose Remedies with respect to any such licensed intellectual property within thirty (30) days after notice from Lilly requesting Advancis to do so, then Lilly will have the right (but not the obligation) to pursue Remedies against such Third Person.

     (d) Assistance and Cooperation. In the event that a Party will pursue Remedies hereunder, the other Party will use all reasonable efforts to assist and cooperate with the Party pursuing such Remedies. Each Party will bear its own costs and expenses relating to such pursuit, up to an aggregate of out of pocket cost of $100,000 and 200 person hours. Any damages or other amounts collected will be distributed, first, to the Party that pursued Remedies to cover its costs and expenses and, second, to the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies; any remaining amount will be distributed to the Party that pursued the Remedies.

7.17	Infringement of Third Person Rights. In the event that a Third Person institutes a patent, trade secret, trademark or other infringement suit, or a misappropriation or unfair competition suit in the Territory (including any suit claiming confusion, deception or dilution of a trademark by the Assigned Trademarks, Assigned Trade Dress or Licensed Trademark and Trade Dress or interference with any patent claim (pending or issued)) against Advancis or another Permitted Seller, alleging that the manufacture, marketing, sale or use of the Product infringes one or more Patent, trademark or other intellectual property rights held by such Third Person or constitutes misappropriation or unfair competition, then (i) in the case of any allegation relating to Assigned Intellectual Property Advancis will have the sole right (but not the obligation), at its sole expense, to assume direction and control of the defense and (ii) in the case of Licensed Patents, Licensed Technology and Licensed Trademark and Trade Dress, Advancis will have the first right (but not the obligation), at its sole expense, to assume direction and control of the defense of such claims. Should Advancis determine not to pursue the defense of a particular claim within thirty (30) days after notice from Lilly, then Lilly will have the right (but not the obligation), at its sole expense, to assume direction and control of such claims. Advancis will not have the right to settle or otherwise dispose of any such claim with respect to the Licensed Technology or the Licensed Trademark and Trade Dress that has an adverse affect on the validity, enforceability or ownership thereof, without the consent of Lilly, which consent will not be unreasonably withheld.

7.18	Sales Training. Lilly will have no obligation to provide sales training, marketing materials or records to Advancis.

7.19	No Liens. Advancis will keep the Licensed Technology and Licensed Trademark and Trade Dress free from all Encumbrances other than Permitted Encumbrances.

7.20	Financial Statements. To the extent required by United States Securities and Exchange Commission (SEC) rules and regulations, Lilly will deliver to

Advancis, at Advancis’ expense, audited financial statements with respect to the Products in the Territory for the required periods which are compliant with the rules and regulations of the SEC and will specifically include net sales and gross margin of the Marketed Products in the Territory (the “Financial Statements”). Advancis will pay the cost of the Financial Statements. The audit of the Financial Statements will be performed by Ernst & Young LLP, Lilly’s independent certified public accountant, and Lilly will deliver the Financial Statements at a mutually agreeable time, which shall be within sixty (60) days of the Effective Date.

7.21	[***]

7.22	Lilly Finished Product Health Services Supplies. Lilly shall not sell, distribute, or offer for sale or re-sale any Lilly Finished Product Health Services Supplies to any Person other than to Lilly’s employee health services. Lilly agrees that following the exhaustion of the Lilly Finished Product Health Services Supplies, it shall not replenish such supplies and shall only purchase Marketed Product from Advancis. This provision shall not prohibit Lilly from purchasing generic equivalents of Marketed Products from others.

7.23	Preexisting Agreements.

          (a) Based upon a review of readily available internal records, Lilly believes that there exists only three (3) related Preexisting Agreements: one (1) that relates to Lilly’s manufacture for a Third Person of non-Keflex branded Marketed Product for sale in the United States and two (2) that relate to the sale in the United States of such product so manufactured. However, Lilly has advised Advancis that other Preexisting Agreements may in fact exist.

          (b) Notwithstanding any other provision of this Agreement to the contrary, Advancis agrees that (i) the existence of any Preexisting Agreement shall not constitute a violation of any representation or warranty of Lilly, (ii) that the fulfillment by Lilly of its obligations under the Preexisting Agreements are a Permitted Use and shall not constitute a violation of any provision of this Agreement and (iii) Advancis shall permit any beneficiary of a Preexisting Agreement to continue to reference the Marketed Product NDA after the Effective Date in substantially the same manner and for the same period of time as Lilly was obligated to permit such reference.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

          (c) Nothing in this Section 7.23 shall limit Advancis’s rights to indemnification for Preexisting Agreement Claims pursuant to Section 12.1.

          (d) Based upon the information available to Lilly as of the Effective Date, Lilly believes the three Preexisting Agreements, specifically referenced in subsection (a) above, will expire prior to approximately the end of 2005. Lilly shall not enter any new Preexisting Agreements. Lilly shall take commercially reasonable efforts to terminate the Preexisting Agreements as soon as reasonably possible, which efforts shall not require the payment of money by Lilly but shall include providing notice of termination at the earliest time possible and preventing the operation of any automatic renewal provisions.

7.24 Certain Agreements relating to [***]. Lilly agrees that prior to the [***] anniversary of the Effective Date it will not enter into any agreement relating to the sale, license or other disposition by Lilly of its rights to the trade name [***] in the United States or the U.S. NDA relating to such product [***] without the prior written consent of Advancis. If following the [***] anniversary of the Effective Date, but before the [***] anniversary of the Effective Date, Lilly determines that it desires to sell, license or otherwise dispose of the [***], it shall, prior to engaging in negotiations with any other party, notify Advancis in writing of its desire to sell. Advancis shall have [***] from the date of receipt of such notice to advise Lilly that it desires to negotiate in good faith the terms upon which Lilly would be willing to sell the [***] to Advancis. If Advancis notifies Lilly that it desires to engage in such negotiations, then Lilly and Advancis shall negotiate in good faith on an exclusive basis for a period of [***] in an effort to reach mutually acceptable and commercially reasonable agreement, which period may be extended by agreement of the parties. If Advancis fails to notify Lilly of its desire to negotiate within the [***] period, or if at the end of such [***] period the Parties have not reached a mutually acceptable agreement, then Lilly shall have no further obligation to Advancis with respect to the [***].

ARTICLE 8
TRANSITION SERVICES COVENANTS

     8.1 Implementation Team. The Parties will form a team (the “Implementation Team”) to oversee the activities contemplated by this Agreement, the Manufacturing Agreement and the Transition Services Agreement. The Implementation Team will be comprised of three (3) members from each Party. Each Party will appoint a team leader to provide overall contract and relationship management and such team leader will appoint a member representing each of such Party’s manufacturing, marketing/sales and regulatory components. Either Party may change its representative(s) on the Implementation Team at any time by providing prior written notice to the other Party. Unless otherwise agreed to by the Parties, after the Effective Date, the Implementation Team will meet (in person or by telephone or video conference) at least one (1) time each Calendar Quarter upon no less than thirty (30) days prior written notice from one Party to

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

the other to discuss any matters arising out of a Party’s performance (or non-performance) of its obligations under this Agreement. The Implementation Team will initially be responsible for creating detailed operational plans for the transition contemplated by this Agreement. The detailed operational plans will include a time line and clear understanding of roles and responsibilities contemplated by this Agreement. The Implementation Team will also have responsibility for coordinating effective communication of progress and issues that arise between the Parties. Special meetings of the Implementation Team may be called by either Party upon no less than thirty (30) days’ prior written notice to the other Party, which notice must be accompanied by a written agenda of items to be discussed at such special meeting. No more than three (3) special meetings shall be held unless the Parties agree otherwise. Each Party will bear its own expenses with respect to such Party’s participation on the Implementation Team. Minutes of meetings will be kept and promptly circulated for approval. The Implementation Team will disband on the first Anniversary of this Agreement, unless the Parties agree to continue the duties of the Implementation Team.

8.2	Manufacturing Agreement. On the Effective Date, each Party shall execute and deliver the Manufacturing Agreement which shall set forth, among other things, the obligations of Lilly with respect to the manufacture of Marketed Products for sale to Advancis following the Effective Date and the Parties’ obligations with respect to the purchase by Advancis from Lilly of the Inventory.

8.3	Transition Services Agreement. The Transition Services Agreement will provide that Lilly will provide warehousing, distribution, medical inquiries, complaint management and other transition services to Advancis, including sales, accounts receivable, rebates and returns functions, during the sixty (60) days after the Effective Date and certain services related to physician and consumer medical inquiries and complaint management during the one hundred eighty (180) days after the Effective Date.

8.4	Pharmacovigilance Agreement. Within sixty (60) days following the Effective Date, each Party shall execute and deliver the Pharmacovigilance Agreement which shall set forth procedures for the administration of, safety monitoring, including information regarding potential adverse experience with the Products. Prior to the effective date of the Pharmacovigilance Agreement, the Parties shall inform each other of any such inquiries, complaints or other information within twenty-four (24) hours. Among other provisions, the Pharmacovigilance Agreement shall provide that (i) routine level inquiries may be submitted monthly or quarterly; and (ii) urgent matters, such as serious adverse events, Lilly must inform Advancis within 24 hours of receipt, by facsimile; on follow up, a completed (3500 form) Medwatch Form will be produced and sent to Advancis at least 48 hours prior to the mandatory date of submission to the FDA; final Medwatch form may be sent initially by fax but should in follow-up by overnight delivery service.

8.5	Transfer of Manufacturing Responsibility. The Manufacturing Agreement shall set forth, among other things, the procedures for the transfer of Marketed Product manufacturing responsibility to Advancis or its designee.

ARTICLE 9
CONFIDENTIALITY

9.1	Confidential Information. The Parties agree that, for a ten (10)-year period following the Effective Date, the Receiving Party will keep completely confidential, will not publish or otherwise disclose and will not use directly or indirectly for any purpose other than as contemplated by this Agreement, the Manufacturing Agreement or the Transition Services Agreement any such Confidential Information of the Disclosing Party, whether such Confidential Information was received by the Receiving Party prior to, on or after the Effective Date. Notwithstanding anything to the contrary herein, neither Party will be under any non-disclosure or non-use obligation whatsoever with respect to its own Confidential Information.

9.2	Disclosure. Each Party may disclose the other Party’s Confidential Information to the extent that such disclosure is:

     (a) made in response to a valid order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party will first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or subpoena and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order or subpoena be held in confidence by such court or governmental body or, if disclosed, be used only for purposes for which the order or subpoena was issued; provided further, however, that if a disclosure order or subpoena is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order or subpoena will be limited to that information which is legally required to be disclosed in such response to such court or governmental order or subpoena;

     (b) otherwise as required by law, in the opinion of legal counsel to the Receiving Party, as expressed in an opinion letter in form and substance reasonably satisfactory to the Disclosing Party, which will be provided to the Disclosing Party at least twenty-four (24) hours prior to the Receiving Party’s disclosure of the Confidential Information pursuant to this Section 9.2;

     (c) made by Advancis as the Receiving Party to the Governmental or Regulatory Authority as required to obtain or maintain marketing approval for the Product or an Advancis New Product, provided that reasonable measure will be taken to assure confidential treatment of such information;

     (d) made by Lilly as Receiving Party to a Third Person as may be necessary or useful in connection with the activities of Lilly following the Effective Date within the scope of the Permitted Uses during the remaining term thereof or made by Advancis as the Receiving Party in connection with the activities of Advancis, its Affiliates and contractors in the manufacture or development and commercialization of Product, or in connection with the granting of a license under or permitted assignment of this Agreement or to the extent reasonably required in connection with a proposed merger, consolidation or sale of assets, or selling or purchase of equity, or loan or other financing, provided that the Receiving Party will in each case use its commercially reasonable efforts to obtain from the proposed Third Person recipient a written confidentiality agreement containing confidentiality obligations no less onerous than those set forth in this Section;

     (e) made by the Receiving Party to a United States or foreign tax authority;

     (f) made by the Receiving Party to its Representatives; provided, however, that (i) the Representative has a need to know such Confidential Information for purposes of this Agreement, the Manufacturing Agreement or the Transition Services Agreement; (ii) the Receiving Party informs its Representatives receiving Confidential Information of its confidential nature; and (iii) the Receiving Party will be responsible for any breach of this Article 9 by any of its Representatives to the same extent as if the breach were by the Receiving Party; or

     (g) by Advancis with respect to the Financial Statements and Confidential Information pertaining to the Products that is required, in the opinion of Advancis’ outside SEC counsel, to be included in legally required filings or disclosures with the Securities and Exchange Commission.

9.3	Notification. The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

9.4	Remedies. Each Party agrees that the unauthorized use or disclosure of any Confidential Information by the Receiving Party in violation of this Agreement or any other agreement forming a part of this transaction will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article 9, the Receiving Party agrees that the Disclosing Party will be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or inadequacy of monetary damages, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post bond as a condition for obtaining any such relief. Except as otherwise limited pursuant to Article 12, below, the rights provided in the immediately preceding sentences will be cumulative and in addition to any other rights or remedies that may be available to Disclosing Party. Nothing in this Section is intended, or should be construed, to limit a Party’s right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

ARTICLE 10
REMEDIES

10.1	Suspension of Licenses. Following the payment by Advancis of the Purchase Price, this Agreement may not be terminated by either Party, except that Lilly may, upon thirty (30) days prior notice to Advancis, suspend with respect to Advancis New Product, the licenses granted pursuant to Sections 4.1, 4.2 and 4.3, effective upon the thirtieth (30th) day following such notice if payment has not been made by Advancis, as a result of any breach by Advancis in the payment of royalty payments owed with respect to an Advancis New Product in the Territory, but only to the extent that such licenses relate to the subject Advancis New Product and only until Advancis pays Lilly any royalty payments so owed, plus accrued interest as provided in Section 2.4, at which time such licenses will be automatically reinstated. Except as otherwise set forth in this Section 10.1, termination, suspension or other revocation of rights granted hereunder shall not be an available remedy for breach by Advancis of this Agreement; the Parties agree that the sole and exclusive remedies following the Effective Date with respect to the rights granted in this Agreement will be to seek injunctive relief to require compliance by the breaching Party and to seek damages (subject to Section 12.5) with respect to such breach. Notwithstanding any provisions to the contrary, in the event of a bona fide dispute over royalty payments, Advancis shall have the right to deposit any disputed amounts with a court of competent jurisdiction without giving rise to Lilly’s rights of suspension under this Section 10.1.

10.2	Suspension of Sublicenses. Any sublicenses granted by Advancis under this Agreement with respect to the Licensed Technology or Licensed Trademark and Trade Dress will provide for immediate suspension upon suspension of the licenses granted in Sections 4.1, 4.2 and 4.3 as the case may be, to the same, and only to the same extent as such suspension.

10.3	Continuing Obligations. Termination of this Agreement for any reason will not relieve the Parties of any antecedent breach of the provisions of this Agreement or any obligation accruing prior thereto and, subject to Sections 12.7 and 12.8, below, will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing and in addition to the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations under Section 10.4 and Articles 9, 12 and 13 hereof, and such obligations will survive any such termination.

10.4	Non-Exclusive Remedies. Except as otherwise provided herein, the remedies set forth in this Article 10 or elsewhere in this Agreement shall be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement.

ARTICLE 11
ASSUMPTION OF LIABILITIES BY ADVANCIS

     Except as otherwise specifically provided in this Agreement or to the extent that any of the following is an Excluded Liability, Advancis hereby assumes and agrees, in each case as of the Effective Date, to bear and be responsible for and to perform and satisfy all responsibilities, duties (including compliance with all Applicable Laws), obligations, claims, Damages, liabilities, debts, burdens and problems of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, determinable or undeterminable and due or to become due) (collectively, the “Obligations”) to the extent arising following the Effective Date from Advancis’s ownership, licensing, operation and/or use of the Assigned Intellectual Property, the Licensed Trademark and Trade Dress, the NDAs, Books and Records and the Licensed Technology, as well as those associated directly or indirectly with the manufacturing, distributing, marketing, promoting, selling or using the Products or Advancis New Products from and after the Effective Date, including all recalls, arising in connection with Product sold on or after the Effective Date, except for those Obligations with respect to which Lilly is providing indemnification pursuant to the provisions of Section 12.1 of this Agreement, which Obligations will remain the responsibility of Lilly. In addition, Advancis shall assume all liability for all claims arising from use of Products or Advancis New Products (without regard to the nature of the causes of action alleged or theories of recovery asserted (“Product Liability Claims”) sold by Advancis on and after the Effective Date, subject to Lilly’s representations, warranties and covenants relating to the manufacture of Products for Advancis. All of the foregoing are hereinafter collectively referred to as the “Assumed Liabilities.” Notwithstanding the foregoing, Advancis will not be deemed to, and does not, assume the Excluded Liabilities.

ARTICLE 12
INDEMNIFICATION; INSURANCE

12.1	Indemnification by Lilly. Lilly will indemnify and hold Advancis (and its Affiliates, and its Affiliates’ directors, officers, and employees) harmless from and against any and all Damages incurred or suffered by Advancis (and its Affiliates, and its Affiliates’ directors, officers and employees) as a result of a Third Person demand, claim, action, suit or judgment to the extent caused by or arising out of or in connection with:

     (a) any breach of any representation or warranty made by Lilly in this Agreement, the Manufacturing Agreement, the Transition Services Agreement, or in any other document delivered in connection herewith or therewith;

     (b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Lilly contained in this Agreement, the Manufacturing Agreement, or the Transition Services Agreement;

     (c) Lilly’s and its Affiliates’ conduct of Activities prior to the Effective Date;

     (d) any Excluded Liabilities;

     (e) the negligence, willful misconduct or illegal acts of Lilly or its Affiliates; and

     (f) any Preexisting Agreement Claim.

Notwithstanding the foregoing, Lilly shall have no obligation to indemnify Advancis for any Product Liability Claim, except as may be provided for in the Manufacturing Agreement with respect to Marketed Product manufactured by Lilly for sale by Advancis.

12.2	Indemnification by Advancis. Advancis will indemnify and hold Lilly (and its Affiliates and its Affiliates’ directors, officers and employees) harmless from and against any and all Damages incurred or suffered by Lilly (and its Affiliates and its Affiliates’ directors, officers and employees) as a result of a Third Person claim, action or suit to the extent caused by or arising out of or in connection with:

     (a) any breach of any representation or warranty made by Advancis in this Agreement, the Manufacturing Agreement, or the Transition Services Agreement or in any other document delivered in connection herewith or therewith;

     (b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Advancis contained in this Agreement, the Manufacturing Agreement, or the Transition Services Agreement;

     (c) any Assumed Liabilities; and

     (d) the negligence, willful misconduct or illegal acts of Advancis or its Affiliates.

12.3	Notice and Opportunity To Defend.

     (a) Promptly after receipt by a Party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 12.1 or 12.2, such Party (the “Indemnified Party”) will give the other Party (the “Indemnifying Party”) written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein will not relieve the Indemnifying Party of its obligations under this Article 12, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnifying Party relating to the Third Person Claim.

     (b) The Indemnifying Party will have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Party seeking such indemnification. If the Indemnifying Party undertakes to compromise or defend any such asserted liability, it will promptly (and in any event not more than thirty (30) business days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability, provided that the Indemnified Party is not obligated to disclose legally privileged documents or information in such cooperation. All reasonable costs and expenses incurred in connection with such cooperation will be borne by the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend the asserted liability, fails to timely notify the Indemnified Party of its election to compromise or defend as herein provided, fails to admit its obligation to indemnify under this Agreement, the Manufacturing Agreement, or the Transition Services Agreement with respect to the claim, or, if in the reasonable opinion of the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief (other than the payment of money damages) that could materially adversely affect the ongoing business of the Indemnified Party, the Indemnified Party will have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs, expenses, and any payment made therewith will be included as part of the indemnification obligation of the Indemnifying Party hereunder, where such indemnification obligation exists hereunder. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle, compromise or admit liability for any claim without consent of the other where such settlement, compromise or admission would impose injunctive obligations on the non-settling or non-compromising Party or any Damages on the non-settling or non-compromising Party that are not subject to indemnification hereunder; provided, however, that consent to settlement or compromise will not be unreasonably withheld. In any event, the Indemnified

Party and the Indemnifying Party may participate, at their own expense (or at the Indemnifying Party’s expense, in the circumstances described above (i.e., if the Indemnifying Party elects not to compromise or defend the asserted liability where such indemnification obligation exists hereunder)), in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnified Party will make available to the Indemnifying Party any non-privileged books, records or other documents within its control that are necessary or appropriate for such defense; provided, however, any such books, records or other documents within the control of the Indemnified Party which are made available to the Indemnifying Party hereunder will be held in strict confidence by the Indemnifying Party (except to the extent disclosure is reasonably necessary for the defense of such claim) and will be disclosed by the Indemnified Party to the Indemnifying Party only to the extent that such books, records or other documents relate to the claim.

     (c) Notwithstanding anything to the contrary in this Section 12.3, (i) the Party conducting the defense of a claim will (A) keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim), and (B) conduct the defense of such claim in a prudent manner, and (ii) to the extent the Indemnifying Party has elected to defend a claim, the Indemnifying Party will not cease to defend such claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld).

12.4	Indemnification Payment. Upon the final determination of liability and the amount of the indemnification payment under this Article 12, the Indemnifying Party will pay to the Indemnified Party, within ten (10) business days after such determination, the amount of any claim for indemnification made hereunder. The amount of such payment for Damages shall be net of any amounts actually recovered by the Indemnified Party under insurance policies (after reduction of any costs or expenses incurred in connection therewith, including retrospective and prospective premium adjustments and experienced-based premium adjustments) with respect to such Damages.

12.5	Limitation of Liability. EXCEPT WITH RESPECT TO DAMAGES INCURRED BY THIRD PERSONS FOR WHICH A PARTY HERETO OTHERWISE HAS AN INDEMNIFICATION OBLIGATION UNDER THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, OR DAMAGES FOR LOST PROFITS HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING A PARTY’S OR ITS AFFILIATES’ OWN NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY’S OR A PARTY’S AFFILIATES’ EMPLOYEES, AGENTS OR CONTRACTORS), ARISING OUT OF THIS

AGREEMENT OR THE PERFORMANCE OF, OR THE FAILURE TO PERFORM, ANY OBLIGATION(S) SET FORTH HEREIN.

12.6	Insurance. Advancis will maintain at its own expense, with a reputable insurance carrier reasonably acceptable to Lilly, products liability insurance coverage for Advancis, written on a claims made basis. Minimum limits of such insurance (not warranted to be necessarily sufficient for the purposes of Advancis’ obligation under this Agreement or the Manufacturing Agreement) will be [***] annual aggregate coverage. Maintenance of such insurance coverage will not relieve Advancis of any responsibility under this Agreement or the Manufacturing Agreement for damage in excess of insurance limits or otherwise. Advancis will provide Lilly with a certificate from the insurer(s), evidencing such insurance coverage.

12.7	Survival of Representations. The representations and warranties contained in this Agreement (including the Lilly Disclosure Schedules and the Advancis Disclosure Schedules), in the Manufacturing Agreement and the Transition Services Agreement, and in any other document delivered in connection herewith or therewith shall survive the Closing solely for purposes of this Article 12 and shall terminate at the close of business on the two-year anniversary of the Effective Date, except that the representations and warranties contained in Sections 5.3, 5.4, 5.5, 5.10, 6.1, 6.2 and 6.3 of this Agreement shall survive in perpetuity; provided, however, that, in all cases any representation or warranty that is the subject of a claim which occurred prior to the expiration of the applicable survival period is asserted by the party seeking indemnification hereunder in a reasonably detailed writing delivered to the other party prior to the expiration of the applicable survival period shall survive with respect to such claim or dispute until the final resolution thereof.

12.8	Survival of Indemnification. Each Indemnified Party’s rights under Article 12 will not be deemed to have been waived or otherwise affected by such Indemnified Party’s waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant this Agreement, the Manufacturing Agreement or the Transition Services Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party’s right under Article 12.

ARTICLE 13
MISCELLANEOUS

13.1	Successors and Assigns.

     (a) This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns; provided that except for a merger or consolidation in which the assuming party is not the surviving party, neither may only assign this Agreement without the other party’s prior

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

written consent, which may not be unreasonably withheld, for assignments wherein the assigning party does not remain liable for the assignee’s performance hereunder.

13.2	Notices. Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by hand, courier, facsimile or if mailed first class, postage prepaid, by registered or certified mail, return receipt requested (such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth business day following the date of post mark in the case of delivery by mail) as follows:

If to Lilly, as follows:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Facsimile: (317) 433-3000
Attn: Executive Vice President, Pharmaceutical Products

With a copy to:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Facsimile: (317) 433-3000
Attn: General Counsel

If to Advancis, as follows:

Advancis Pharmaceutical Corporation
20425 Seneca Meadows Parkway
Germantown, Maryland 20876
Facsimile: (301) 944-6700
Attn: Kevin S. Sly, Chief Business Officer

With copies to:

Piper Rudnick LLP
6225 Smith Avenue
Baltimore, MD 21209-3600
Facsimile: (410) 580-3001
Attn: Howard S. Schwartz, Esq.

or in any case to such other address or addresses as hereafter will be furnished in a written notice as provided in this Section 13.2 by any Party hereto to the other Party.

13.3	Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Lilly or Advancis in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Lilly or Advancis of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.4	Entire Agreement. This Agreement, the Manufacturing Agreement, the Transition Services Agreement, each of their appendices, exhibits, schedules and certificates and all documents and certificates delivered in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

13.5	Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties.

13.6	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

13.7	Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Indiana excluding any choice of law rules that may direct the application of the law of another state.

13.8	Captions. All section titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or interpretation of this Agreement.

13.9	No Third-Person Rights. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement (except for the rights of a Party’s Affiliates and its and its Affiliates’ directors, officers and employees to receive indemnification from the other Party hereunder and except for rights of permitted assignees hereunder pursuant to Section 13.1).

13.10	Construction. This Agreement will be deemed to have been drafted by both Lilly and Advancis and will not be construed against either Party as the draftsperson hereof.

13.11	Appendices, Exhibits, Schedules and Certificates. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Agreement.

13.12	No Joint Venture. Nothing contained herein will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

13.13	Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

[SIGNATURE PAGES FOLLOW]

Exhibit 2.1

EXECUTION COPY

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ELI LILLY AND COMPANY
By:	/s/ John C. Lechleiter

Printed Name: John C. Lechleiter

Title: Executive Vice President Pharmaceutical Operations

ADVANCIS PHARMACEUTICAL CORPORATION
By:	/s/ Edward M. Rudnic, Ph.D.

Printed Name: Edward M. Rudnic, Ph.D.

Title: Chairman & CEO

Signature Page to Asset Purchase Agreement